Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact: Lydia Kremer
(760) 285-8047 or
Jones Agency (760) 325-1437

CANYON NATIONAL BANK

APPOINTS MAX ROSS TO

BOARD OF DIRECTORS

PALM SPRINGS, CA: July 25, 2006 – Stephen G. Hoffmann, President and CEO of Canyon National Bank, has announced the appointment of Max Ross as the newest member of the board of directors for the Bank and Canyon Bancorp.

Max Ross, presently chief financial officer for the Agua Caliente Band of Cahuilla Indians, brings more than 16 years experience in all aspects of financial and asset management. Ross has served as CFO for ACBCI since 1999. His chief responsibilities include overseeing, directing and managing the financial affairs of the Tribe and the financial performance of its business units, financial holdings and assets.

“We are delighted to welcome Max Ross to Canyon National Bank’s stellar board of directors,” said Hoffmann. “Mr. Ross’ depth and breadth of knowledge and unique insight will add an important dimension to our board of directors.”

Bank Chairman Michael Harris concurred with Hoffmann and further stated, “Ross’ addition to the Bank’s board of directors will provide the Board with a wealth of experience that will assist Canyon as a community bank serving both the Coachella Valley and the Native American community in the pacific southwest.”

Founded in 1998, Canyon National Bank, a wholly owned subsidiary of Canyon Bancorp, is the only locally owned and managed bank headquartered in Palm Springs.

Canyon National Bank is a full-service commercial bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoke Tree Village Shopping Center and 901 East Tahquitz Canyon Way; the Palm Desert branches are located at 74-150 Country Club Drive and 77-933 Las Montanas Road Suite 100. Shares of Canyon Bancorp’s common stock are traded on the Over the Counter Bulletin Board-stock symbol CYBA.

For more information visit: www.CanyonNational.com.

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